EXHIBIT 99.1

news release

Enbridge Energy Partners Declares Cash Distribution and Reports 2003 First Quarter Results

Houston, April 24 /PRNewswire/ – Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners”) today reported net income of $32.6 million, or $0.62 per unit, for the quarter ended March 31, 2003, compared to $17.7 million, or $0.43 per unit, for the first quarter of the prior year.  Cash provided from operations was $78.4 million in the first quarter, compared with $52.7 million in the first quarter last year.  Enbridge Partners today also declared a cash distribution of $0.925 per unit payable May 15, 2003, to unitholders of record on May 2, 2003.

Enbridge Energy Management, L.L.C. (NYSE:EEQ) (“Enbridge Management”) declared a corresponding distribution of $0.925 per share payable May 15, 2003 to shareholders of record on May 2, 2003.  The Enbridge Management distribution will be paid in the form of additional shares of Enbridge Management valued at the average closing price of the shares for the ten trading days prior to the ex-dividend date.

Dan C. Tutcher, President of the General Partner of Enbridge Partners, stated, “We are pleased with the significant growth in earnings and cash flow reflected in the first quarter financial results.  This was  primarily attributable to the natural gas gathering, processing and transmission assets that the Partnership acquired in the Midcoast transaction last October.  We’ve completed the integration of the new assets and are now realizing the accretive financial benefits.  The acquisition was consistent with our strategy to build a stronger Partnership by diversifying its sources of revenue along commodity and geographic lines.”

“With two growth platforms now established, our outlook for Enbridge Partners is very positive,” Tutcher continued.  “The Lakehead liquid petroleum transportation system has very visible growth opportunities as a result of ongoing and planned projects to develop the immense oil sands reserves in western Canada.  Over the past few years, we’ve been expanding the Lakehead System in anticipation of significant increases in the supply of western Canadian crude oil.  By the middle of this year, we expect the Lakehead System will be configured to handle approximately a one-third increase in volumes before further expansion will be necessary.  With the systems acquired last fall, the Partnership is now firmly established in natural gas transportation and services in the US Gulf Coast and Mid-continent area.  Gas production from this area is a major contributor to US supply and is expected to be stable-to-increasing for at least the next 15 years.  Finally, we will continue to leverage our internal growth opportunities through a conservative strategy of acquiring mature energy transportation systems.”

For 2003, the Partnership estimates that average deliveries on the Lakehead System will increase to between 1.37 and 1.47 million barrels per day (mmbpd) from 1.30 mmbpd in 2002.  The significant increase in forecast deliveries is attributable to expected increases in crude oil production as a number of oil sands projects in western Canada, such as the Shell Alberta Oil Sands Project, Petro-Canada’s Mackay River project and EnCana’s Christina Lake project, ramp up during 2003.  With the addition of a full year’s contribution from the Midcoast assets, the Partnership estimates that operating income for 2003 will be between $210 and $225 million and that depreciation and amortization will be approximately $95 million.  Net earnings are anticipated to be between $117 and $127 million for the current year.  The foregoing estimates exclude any contribution from potential asset acquisitions during 2003.  The Partnership’s acquisition growth target is approximately $150 million for 2003 which, if completed, would be expected to contribute operating income before depreciation of approximately $20 million on an annualized basis.

For the first quarter of 2003, the Partnership’s Liquids Transportation segment generated operating income of $31.9 million, an increase of $1.5 million compared to the first quarter of last year.  The segment includes the Lakehead and North Dakota systems.  A modest increase of 12,000 barrels per day in Lakehead System deliveries, to an average of 1.326 mmbpd during the quarter, combined with modestly increased tolls, accounted for the increase in operating income for the segment.

The Natural Gas Transportation segment, which principally includes the Kansas, Midla, AlaTenn, UTOS and Bamagas pipelines, contributed $5.0 million to operating income in the first quarter.  All of these systems were acquired by the Partnership in October 2002.  With the exception of UTOS, capacity on these systems is primarily reserved on a demand basis.  Since customers are obliged to pay for reserved space, revenue from these systems is not particularly seasonal.

The natural gas Gathering and Processing segment, which principally includes the East Texas, Northeast Texas, Anadarko and Tilden systems, contributed $12.7 million to operating income in the first quarter of 2003.  The East Texas System contributed $2.3 million in the first quarter of 2002; whereas the other gathering and processing systems were not owned by the Partnership until October 2002.  Throughput for the East Texas System increased to 427 million British thermal units per day (MMBtu/d) in the first quarter compared with 383 MMBtu/d in the comparative quarter, primarily due to greater gas supply available from producers.  To a lesser extent, the increase related to completion of enhancement projects, such as acquisition of the Voyageur pipeline, and non-recurrence of plant maintenance that impacted the first quarter of 2002.  Aggregate throughput for the segment’s principal systems was 834 MMBtu/d, which reflected typical higher seasonal demand during the first quarter.

The Marketing segment contributed $5.4 million to operating income in the first quarter of 2003 and was not owned by the Partnership in the comparative quarter.  In general, the marketing operation functions by making natural gas purchases from producers and marketers, making natural gas sales to wholesale customers and arranging transportation of purchased and sold natural gas.  The segment’s first quarter results reflected typical higher seasonal demand for natural gas services.

An increase in interest expense in the first quarter of 2003 was attributable to debt assumed in conjunction with the Midcoast acquisition.  Similarly, net income per unit included the impact of the i-units issuance in October 2002 associated with the Midcoast acquisition, as well as the common units issuance in March 2002 related to the acquisition of the East Texas System.

Enbridge Partners will be hosting an investment conference call today, commencing at 5 p.m. Eastern Time, to discuss its first quarter 2003 results and business outlook for 2003.  Interested parties may listen to a live Internet broadcast of the call at the link provided below, or to a replay that will be available on the website for a limited period following the call.  The call is also accessible by telephone at (973) 694-6836 and can be replayed until May 8, 2003 by calling (973) 709-2089 and entering code 289507.

Webcast URL Link:

www.corporate-ir.net/ireye/ir_site.zhtml?ticker=EEP&script=1100

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) indirectly owns the U.S. portion of the world’s longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission.  Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its principal asset is an approximate 20% interest in the Partnership.

Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, is the General Partner of Enbridge Partners and holds an approximate 14% effective interest in Enbridge Partners.  Enbridge Inc. (www.enbridge.com) common shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange under the symbol “ENB.”

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts.  These statements frequently use the following words, variations thereon or comparable terminology:  “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.”  Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance.  Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict.  Specific factors that could cause actual results to differ from those in the forward-looking statements, include (1) changes in the demand for or the supply of, and price trends related to, crude oil, liquid petroleum, natural gas and NGLs; (2) changes in or challenges to Enbridge Partners’ tariff rates; (3) Enbridge Partners’ ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into its existing operations; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products;

(5) changes in laws or regulations to which Enbridge Partners is subject; (6) the effects of competition, in particular, by other pipeline systems; (7) hazards and operating risks that may not be covered fully by insurance; (8) the condition of the capital markets in the United States; (9) loss of key personnel and (10) the political and economic stability of the oil producing nations of the world.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results.  These filings are available to the public over the Internet at the SEC’s web site at www.sec.gov.

Investor Relations Contact:

Tracy Barker

Toll-free: (866) EEP INFO or (866) 337-4636

Facsimile: (713) 821-2230

E-mail: investor@enbridgepartners.com

Media Contact:

Denise Hamsher

Telephone: (713) 821-2089

Facsimile: (713) 821-2230

E-mail: media@enbridgepartners.com

###

ENBRIDGE ENERGY PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per unit amounts)

Three months ended March 31,	2003	2002

Operating revenue	$896.1	$181.8

Expenses
Power	12.7	13.6
Cost of natural gas	753.5	89.6
Operating and administrative	52.6	27.8
Depreciation and amortization (Note 3)	23.4	18.3

	842.2	149.3

Operating income	53.9	32.5

Interest and other income	—	0.1

Interest expense	(21.3)	(14.7)

Minority interest	—	(0.2)

Net income	$32.6	$17.7

Net income per unit (Note 2)	$0.62	$0.43

Weighted average units outstanding	44.6	33.7

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

ENBRIDGE ENERGY PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; dollars in millions)

Three months ended March 31,	2003	2002

Cash provided from operating activities
Net income	$32.6	$17.7
Adjustments to reconcile net income to cash provided from operating activities:
Depreciation and amortization	23.4	18.3
Other	3.7	0.1
Changes in operating assets and liabilities,
Accounts receivable and other	(147.3)	(14.2)
Oil shortage/overage balance	(3.3)	0.9
Materials and supplies	0.8	—
General Partner and affiliates	(20.8)	10.2
Accounts payable and other	175.8	6.1
Interest payable	12.2	12.3
Property and other taxes	1.3	1.3

	78.4	52.7

Investing activities
Additions to property, plant and equipment	(18.3)	(30.0)
Changes in construction payables	(5.0)	0.4

	(23.3)	(29.6)

Financing activities
Revolving Credit Facility	—	(137.0)
364-Day Facility	30.0	99.0
Three-year term facility	(42.0)	105.0
Issuance of / (repayments to) General Partner and affiliates, net	5.5	(124.7)
Proceeds from unit issuance, net	—	90.8
Distributions to partners	(37.2)	(32.6)
Minority interest	—	(0.1)
Other	(1.2)	(1.4)

	(44.9)	(1.0)

Increase in cash and cash equivalents	10.2	22.1

Cash and cash equivalents at beginning of period	60.3	40.2

Cash and cash equivalents at end of period	$70.5	$62.3

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

ENBRIDGE ENERGY PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(dollars in millions)

	March 31, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$70.5	$60.3
Due from General Partner and affiliates	8.3	—
Trade receivables, net of allowance for doubtful accounts of $4.1 in 2003; $3.7 in 2002	349.0	206.9
Net Accounts receivable and other	25.7	20.7
Net Oil overage balance	0.1	—
Materials and supplies	8.8	9.6
	462.4	297.5
Property, plant and equipment, net	2,249.4	2,253.3
Other assets, net	41.8	43.0
Goodwill	239.3	241.1

	$2,992.9	$2,834.9

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities
Due to General Partner and affiliate	$—	$12.5
Accounts payable and other	159.3	146.5
Oil shortage balance	—	3.2
Accrued gas purchases	304.8	142.1
Interest payable	19.2	7.0
Property and other taxes payable	17.6	16.3
Current maturities and short-term debt (Note 4)	273.0	31.0
	773.9	358.6

Long-term debt (Note 4)	757.4	1,011.4
Loans from General Partner and affiliates	449.6	444.1
Environmental liabilities	5.6	5.6
Deferred credits	40.9	23.2
Minority interest	0.4	0.4
	2,027.8	1,843.3

Partners’ capital
Class A common unit (Units authorized and issued – 31,313,634 in 2003 and 2002)	595.0	604.8
Class B common unitholders (Units authorized and issued – 3,912,750 in 2003 and 2002)	47.8	48.7
i-units (Units authorized and issued - 9,454,341 in 2003 and 9,228,655 in 2002)	341.2	335.6
General Partner	19.1	18.8
Accumulated other comprehensive loss	(38.0)	(16.3)
	$965.1	$991.6

	$2,992.9	$2,834.9

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

1.              Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X.  Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, they contain all adjustments, consisting only of normal recurring adjustments, which management considers necessary to present fairly the financial position as at March 31, 2003 and December 31, 2002; the results of operations for the three month periods ended March 31, 2003 and 2002; and cash flows for the three month periods ended March 31, 2003 and 2002. The results of operations for the three months ended March 31, 2003 should not be taken as indicative of the results to be expected for the full year, due to seasonality of portions of the natural gas business and maintenance activities.  The interim financial statements should be read in conjunction with Enbridge Energy Partners, L.P.’s (the “Partnership”) consolidated financial statements and notes thereto presented in the Partnership’s 2002 Annual Report on Form 10-K.

2.              Net Income per Unit

Net income per unit is computed by dividing net income, after deduction of the General Partner’s allocation, by the weighted average number of Class A and Class B Common Units outstanding.  The General Partner’s allocation is equal to an amount based upon its 2.0% general partner interest, adjusted to reflect an amount equal to incentive distributions and an amount required to reflect depreciation on the General Partner’s historical cost basis for assets contributed on formation of the Partnership.  Net income per unit was determined as follows.

(in millions; except per unit amounts)

Period ended March 31,	2003	2002
Net income	$32.6	$17.7

Net income allocated to General Partner	(0.7)	(0.2)
Incentive distributions and historical cost depreciation adjustments	(4.2)	(3.0)
	(4.9)	(3.2)

Net income allocable to Common Units	$27.7	$14.5

Weighted average units outstanding	44.6	33.7

Net income per unit	$0.62	$0.43

3.              Depreciation

Based on a third-party study commissioned by management, revised depreciation rates for the Lakehead System were implemented effective January 1, 2003, which represent the expected remaining service life of the pipeline system. The third-party study will be filed with the Federal Energy Regulatory Commission (“FERC”) to conform regulatory and financial accounting depreciation rates of the Lakehead System. Depreciation expense for the three months ended March 31, 2003 was $3.1 million lower than it would have been using previous depreciation rates.

4.              Credit Facilities

On January 24, 2003, the Partnership amended and restated the terms of its two unsecured revolving credit facilities. The new facilities consist of the amended and restated $300 million three-year facility, which matures in 2006, subject to extension as provided in the facility, and the amended and restated

$300 million 364-day facility, which matures in 2004, subject to a one-year term out option and extension as provided in the facility. The Partnership is the sole borrower under the new facilities and there are no guarantees of the obligations under either facility. The amended and restated terms of the facilities are substantially similar to the original facilities with the exception of certain amendments to the covenants.  Among other changes, under the new facilities, the Partnership must maintain a certain interest coverage ratio as of the end of each fiscal quarter and is no longer required to maintain a particular credit rating. Although subsidiaries may incur debt with certain restrictions and limitations under the new facilities, the Partnership expects to provide funding to its subsidiaries. As at January 24, 2003, $180.0 million related to the 364-day facility and $237.0 million related to the three-year facility were transferred to the amended and restated facilities.

5.              Segment Information

The Partnership’s business is divided into operating segments, defined as components of the enterprise about which financial information is available and evaluated regularly by the Partnership in deciding how to allocate resources to an individual segment and in assessing performance of the segment.

The Partnership’s reportable segments are based on the type of business activity and management control. Each segment is managed separately because each business requires different operating strategies. The Partnership has five reportable business segments: Liquids Transportation, Natural Gas Transportation, Gathering and Processing, Marketing and Corporate.

Due to the purchase of natural gas assets in October 2002, the Partnership changed the organization of its business segments effective in the fourth quarter of 2002.  Prior to the fourth quarter of 2002, the Partnership reported Transportation as one segment, which consisted of receipt and delivery of crude oil, liquid hydrocarbons, natural gas and natural gas liquids. These activities are now reported within 3 segments – Liquids Transportation, Natural Gas Transportation and Gathering and Processing. Prior period segment results have been restated to conform to the Partnership’s current organization.

The following table presents certain financial information relating to the Partnership’s business segments as of or for the quarter ended March 31, 2003.

	As of or for the Quarter Ended March 31, 2003
	Liquids Transportation	Natural Gas Transportation	Gathering and Processing	Marketing	Corporate	Total
Operating revenues	$85.4	$29.5	$502.3	$278.9	$—	$896.1
Power	12.7	—	—	—	—	12.7
Cost of natural gas	—	15.4	465.0	273.1	—	753.5
Operating and administrative	26.4	5.7	19.0	0.4	1.1	52.6
Depreciation and amortization	14.4	3.4	5.6	—	—	23.4
Operating income	31.9	5.0	12.7	5.4	(1.1)	53.9
Interest and other income	—	—	—	—	—	—
Interest expense	—	—	—	—	(21.3)	(21.3)
Minority interest	—	—	—	—	—	—
Net income	$31.9	$5.0	$12.7	$5.4	$(22.4)	$32.6
Total assets	$1,496.2	$421.9	$750.7	$269.0	$55.1	$2,992.9
Goodwill	—	72.9	146.1	20.3	—	239.3
Capital expenditures (excluding acquisitions)	$4.9	$1.3	$11.2	$—	$0.9	$18.3

	As of and for the Quarter Ended March 31, 2002
	Liquids Transportation	Natural Gas Transportation	Gathering and Processing	Marketing	Corporate	Total
Operating revenues	$82.6	$—	$99.2	$—	$—	$181.8
Power	13.6	—	—	—	—	13.6
Cost of natural gas	—	—	89.6	—	—	89.6
Operating and administrative	22.7	—	4.9	—	0.2	27.8
Depreciation and amortization	15.9	—	2.4	—	—	18.3
Operating income	30.4	—	2.3	—	(0.2)	32.5
Interest and other income	—	—	—	—	0.1	0.1
Interest expense	—	—	—	—	(14.7)	(14.7)
Minority interest	—	—	—	—	(0.2)	(0.2)
Net income	$30.4	$—	$2.3	$—	$(15.0)	$17.7
Total assets	$1,407.4	$—	$275.2	$—	$—	$1,682.6
Goodwill	—	—	15.0	—	—	15.0
Capital expenditures (excluding acquisitions)	$26.6	$—	$3.4	$—	$—	$30.0

6.              Comparative Amounts

Certain reclassifications have been made to the prior period’s reported amounts to conform to the classifications used in the 2003 consolidated financial statements.  These reclassifications have no impact on net income.